Exhibit  9.







VIA FACSIMILE and FEDERAL EXPRESS

August 6, 2004

Secretary
Argonaut Technologies, Inc.
1101 Chess Drive
Foster City, CA 94404

Re:	Notice to the Secretary

To Whom It May Concern

     Jewelcor Management, Inc. ("Jewelcor"), the holder of record of an aggregate of 2,500 shares of common stock, par value $.0001 per share (the "Common Stock"), of Argonaut Technologies, Inc., a Delaware corporation (the "Company"), pursuant to Section 220 of the Delaware General Corporation Law (the "DGCL"), hereby demands that it (or its attorneys, representatives or agents) be given the opportunity to inspect, during the Company's usual business hours, the following records and documents of the Company and to make copies or extracts therefrom:

     All books and records reflecting, recording, referring to or relating to proposals or consideration by or on behalf of the Company or proceedings of the Company's board of directors (including any committees or special committees thereof) in connection with:

     (i) the Company's consideration, review and adoption of the Preferred Stock Rights Agreement dated as of May 24, 2004;

     (ii) the Company's consideration, review and adoption on May 24, 2004 of amendments to the Company's Amended and Restated Bylaws;

     (iii) the Company's recent consideration and review of and decision to return to the Nasdqaq National Market from the Nasdaq small cap market; and

     (iv) All attorneys' fees incurred by the Company since
     January 1, 2004 that relate to "shareholder challenges" or shareholder actions.

     The purpose of this demand is to determine whether the actions described above were taken for a lawful purpose and in the interests of stockholders, and to communicate with other stockholders of the Company with respect to such matters.

     Jewelcor agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials. Jewelcor hereby designates the undersigned, its Vice President/General Counsel, and/or any person designated by the undersigned, acting together, singly or in any combination, to conduct the requested examination and copying of materials.

     Please advise the undersigned (Tel: 570-822-6277, ext. 18) as to the time and place that the requested information will be made available in accordance with this demand. As you are no doubt aware, the DGCL requires your response to our request within five business days of the date of this letter.

     An affidavit relating to this stockholder demand pursuant to
Section 220 of the DGCL has been attached to this letter. Also attached is a copy of a stock certificate in the name of Jewelcor showing it to be the record owner of 2,500 shares of the Company's Common Stock. The undersigned trusts that this request complies in all respects with applicable law. If the Company believes this request is deficient in any respect, please contact the undersigned immediately so that any alleged deficiencies may be promptly addressed.

     The undersigned trusts that the Company will promptly comply with its obligations under the DGCL and will not impose on Jewelcor and the Company the expense of initiating legal action to compel the delivery of the requested books and records.

     Please acknowledge receipt of this letter by signing and dating the enclosed copy of this letter and returning the same to the undersigned in the enclosed envelope.

                                              Very truly yours,
                                              Jewelcor Management, Inc.
                                              By:_____________/s/_______________
cc:  Peter Smith, Esq.				Richard L. Huffsmith
       Kramer Levin Naftalis & Frankel	      	Vice President/General Counsel

RECEIPT ACKNOWLEDGED ON
August ___, 2004

ARGONAUT TECHNOLOGIES, INC.
By:_________________________
      Name:
      Title:



AFFIDAVIT
COMMONWEALTH OF PENNSYLVANIA)
                            )   ss.
COUNTY OF LUZERNE           )
Richard L. Huffsmith, on behalf of Jewelcor Management, Inc., having been duly sworn, deposes and says that he has executed the stockholder demand to which this Affidavit is attached on behalf of Jewelcor Management, Inc. and that the facts and statements contained in such demand are true and correct in all material respects. ______/s/________________
Richard L. Huffsmith

SWORN TO AND SUBSCRIBED BEFORE ME
THIS      DAY OF AUGUST, 2004
______________________________________
Notary Public

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